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                                                                   Exhibit 99.4

Contact:
     BioSphere Medical, Inc.
     Robert M. Palladino, Chief Financial Officer
     508-357-7688

    BIOSPHERE MEDICAL COMPLETES APPROXIMATELY $5.9 MILLION PRIVATE PLACEMENT
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MARLBOROUGH, Mass.--(BW HealthWire)--Feb. 4, 2000--BioSphere Medical, Inc.
(OTCBB:BSMD - news), a medical device company that is pioneering the use of patented and proprietary bioengineered microspheres in embolotherapy, announced today that it has completed an approximate $5.9 million private placement of common stock and warrants.

Investors purchased 653,887 shares of BioSphere Medical common stock at a price of $9 per share and warrants to purchase 163,468 shares of common stock. The exercise price of the warrants is equal to $20.00 per share of common stock and will expire on February 4, 2005. The net proceeds from this private placement will be used for general corporate purposes including product development, sales and marketing.

Stated President and CEO John Carnuccio, "The funds from this private placement provide BioSphere Medical additional liquidity and enhance our ability to execute several key initiatives."

BioSphere Medical, Inc., based in Marlborough, Massachusetts, is a medical device company focused on embolotherapy, the treatment of tumors and vascular disease by occluding blood flow. The Company is pioneering the use of patented and proprietary bioengineered microspheres as a new class of embolics.

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to the long-term growth of the Company. Among the important factors that could cause actual events to differ materially from those indicated by forward-looking statements in this release are the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products; to successfully develop and commercialize the Embosphere Microspheres technology for Uterine Artery Embolization and other applications; to provide patent and other proprietary protection for the Company's products and to garner the necessary U.S. regulatory approvals for such technology; the absence of, or delays and cancellations of, product orders; the delay in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds, if needed, to finance the development, marketing, and sales of its products; general economic conditions; as well as those risk factors detailed in the periodic reports filed by the Company with the Securities and Exchange Commission.